SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549
                             FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUS-
PENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number 0-14560


                 Fidelity Leasing Income Fund II
_________________________________________________________________
       (Exact name of registrant as specified in its charter)


            Seven East Skippack Pike, Ambler, PA 19002
_________________________________________________________________
      (Address, including zip code, and telephone number,
              including area code of registrant's
                 principal executive offices)


                  Limited partnership interests
_________________________________________________________________
     (Title of each class of securities covered by this Form)


_________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  __X__     Rule 12h-3(b)(1)(i)   _____
      Rule 12g-4(a)(1)(ii) __X__     Rule 12h-3(b)(1)(ii)  _____
      Rule 12g-4(a)(2)(i)  _____     Rule 12h-3(b)(2)(i)   _____
      Rule 12g-4(a)(2)(ii) _____     Rule 12h-3(b)(2)(ii)  _____
                                     Rule 15d-6            _____

   Approximate number of holders of record as of the certifica-
tion or notice date:            _________0__________

   Pursuant to the requirements of the Securities Exchange Act of 1934 Fidelity Leasing Income Fund II has caused this certifica-tion to be signed on its behalf by the undersigned duly author-ized person.


Date:  June 5, 1997              By:  Marianne T. Schuster
                                      Vice President and
                                      Principal Financial Officer